Exhibit 4.29

Eagle House 11th Floor, 70 Fox Street, Johannesburg 2001. Tel.(011)8365529
Cell 0828817824 Fax/11 (011) 7266759 e-mail iclemmer@iafrica.com

Carina Lemmer, PhD (Stanford)
Consultant
Geological & Geostatistical Services

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with (a) the revised resource estimate for the Dominion Reefs and (b) the mineral resource estimates for the Rietkuil and Dominion areas and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 25, 2007

/s/ Dr. Carina Lemmer
Dr. Carina Lemmer
(Full name: Dr. Ivy Catharina Lemmer)